Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

LINCARE HOLDINGS INC.

at

$41.50 NET PER SHARE

Pursuant to the Offer to Purchase dated July 11, 2012

by

LINDE US INC.

a wholly owned indirect subsidiary of

LINDE AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, ON TUESDAY, AUGUST 7, 2012, UNLESS THE OFFER IS EXTENDED.

July 11, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Linde US Inc., a Delaware corporation (the “Purchaser”) and a wholly owned indirect subsidiary of Linde AG, a stock corporation organized under the laws of Germany, to act as Dealer Manager in connection with the Purchaser’s offer to purchase (the “Offer”) all the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Lincare Holdings Inc., a Delaware corporation, at a price of $41.50 per Share, subject to any required withholding of taxes, net to the seller in cash and without any interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 11, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal enclosed herewith.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup withholding of U.S. federal income tax;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if all required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) before the Offer expires; and

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, on Tuesday, August 7, 2012 (which is the end of the day on August 7, 2012), unless the Offer is extended. Except as otherwise described in Section 4 of the Offer to Purchase previously tendered Shares may be withdrawn at any time until the Offer has expired and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 8, 2012.

For Shares to be properly tendered pursuant to the Offer, (a) the following must be received by the Depositary at one of its addresses set forth herein before the Offer expires: (i) if the Shares being tendered are certificated, (A) the Letter of Transmittal, properly completed and duly executed, (B) Share Certificates evidencing such Shares, in proper form for transfer, and (C) any other documents required by the Letter of Transmittal, (ii) if the Shares being tendered are uncertificated, (A) the Letter of Transmittal, properly completed and duly executed, and (B) any other documents required by the Letter of Transmittal and (iii) if the Shares are being tendered by book-entry transfer, (A) a Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase), (B) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message (as defined in Section 2 of the Offer to Purchase) and (C) any other documents required by the Letter of Transmittal or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and MacKenzie Partners, Inc. (the “Information Agent”)) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Morgan Stanley & Co. LLC

Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Dealer Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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